Exhibit 99.(a)(1)(F)

Offer to Exchange and Consent Solicitation

EPIX Pharmaceuticals, Inc.

Offer to Exchange Shares of Common Stock
Plus a Cash Payment Plus Contingent Value Rights
for
Each $1,000 Principal Amount of Outstanding
3.00% Convertible Senior Notes due 2024 (the “Notes”)
CUSIP Nos. 26881QAB7 and 26881QAA9
and
Consent Solicitation
for
Amendments to the Related Indenture

THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MAY 4, 2009 (THE “EXPIRATION DATE”) UNLESS EXTENDED BY EPIX PHARMACEUTICALS, INC. WITH THE CONSENT OF HOLDERS OF A MAJORITY IN OUTSTANDING PRINCIPAL AMOUNT OF THE NOTES.

HOLDERS OF NOTES ARE URGED TO READ THE OFFER TO EXCHANGE AND CONSENT SOLICITATION.

To Our Clients:

Enclosed for your consideration is an Offer to Exchange and Consent Solicitation, dated April 7, 2009 (as the same may be amended and supplemented from time to time, the “Offer to Exchange and Consent Solicitation”) of EPIX Pharmaceuticals, Inc, (the “Company”), and a Letter of Transmittal and Consent (as the same may be amended and supplemented from time to time, the “Letter of Transmittal and Consent” and, together with the Offer to Exchange and Consent Solicitation, the “Offer Documents”) relating to the Company’s Offer to Exchange (i) 339 shares of common stock, par value $0.01 per share, plus (ii) a cash payment of $180.00, plus (iii) one (1) contingent value right (the common stock plus the cash payment plus the contingent value right, the “Exchange Consideration”) for each $1,000 principal amount of the Company’s outstanding 3.00% Convertible Senior Notes Due 2024 (the “Notes”) that you validly tender before the Expiration Date and the Consent Solicitation to adopt proposed amendments to the Indenture between us and U.S. Bank National Association, as Indenture Trustee (the “Indenture Trustee”), dated as of June 7, 2004, as amended by the First Supplemental Indenture, dated as of January 7, 2005 (as amended, the “Indenture”), to remove certain restrictive covenants in the Indenture, each as set forth in the Offer Documents. The proposed amendments to the Indenture, together with the agreements giving effect to such amendments, are referred to herein as the “Proposed Amendments”. The Company is not offering to pay any separate or additional payment for the consents to the Proposed Amendments. The Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Notes so tendered and accepted. The Exchange Offer and Consent Solicitation are being extended to all holders of Notes.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Offer to Exchange and Consent Solicitation.

This material relating to the Exchange Offer and Consent Solicitation is being forwarded to you as the beneficial owner of Notes held by us for your account or benefit but not registered in your name. A tender of any Notes, and the corresponding consent to the Proposed Amendments, may only be made by us as the registered Holder and pursuant to your instructions. Therefore, beneficial owners of Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such registered Holder promptly if they wish to tender Notes pursuant to the Exchange Offer and consent to the Proposed Amendments pursuant to the Consent Solicitation.

Accordingly, we request instructions as to whether you wish us to tender Notes and consent to the Proposed Amendments with respect to any or all of the Notes held by us for your account. We urge you to read carefully the Offer to Exchange and Consent Solicitation, the Letter of Transmittal and Consent and the other materials provided herewith before instructing us to tender your Notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to tender Notes and consent to the Proposed Amendments on your behalf in accordance with the provisions of the Exchange Offer. Please note that tenders of Notes must be received by the Expiration Date, 5:00 p.m., New York City time, on May 4, 2009, unless extended or earlier terminated by the Company with the consent of holders of a majority in outstanding principal amount of the Notes.

Tenders of Notes may be withdrawn, and the corresponding consents revoked, at any time prior to 5:00 p.m., New York City time on the Expiration Date.

Your attention is directed to the following:

1. The Exchange Offer and Consent Solicitation are being extended to any and all holders of Notes.

2. The Offer to Exchange and Consent Solicitation contains important information, including information regarding the Company’s financial condition.

3. If you wish to tender any Notes pursuant to the Exchange Offer and consent to the Proposed Amendments pursuant to the Consent Solicitation, we must receive your instructions in ample time to permit us to effect a tender of Notes on your behalf on or prior to the Expiration Date (5:00 p.m., New York City time, on May 4, 2009, unless extended by the Company with the consent of holders of at least 75% in outstanding principal amount of the Notes or earlier terminated by the Company).

4. The Exchange Offer and Consent Solicitation are subject to certain conditions set forth in the Offer to Exchange and Consent Solicitation under the caption “The Offer-Conditions to the Completion of the Offer.” The Exchange Offer is conditioned upon the valid tender of at least 93% of the aggregate principal amount of the outstanding Notes and the receipt of the Required Consents prior to the Expiration Date. These conditions may be modified by the Company with the consent of the holders of at least 75% in outstanding principal amount of the Notes. The Company reserves the absolute right to waive satisfaction of any or all other conditions described in the Offer to Exchange and Consent Solicitation. If the Exchange Offer is withdrawn or otherwise not completed, no common stock, cash and contingent value rights will be exchanged for the Notes.

Holders of Notes are urged to read the Offer to Exchange and Consent Solicitation.

If you wish to have us tender any or all of your Notes held by us for your account or benefit pursuant to the Exchange Offer and consent to the Proposed Amendments pursuant to the Consent Solicitation, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal and Consent is furnished to you for informational purposes only and may not be used by you to tender Notes held by us and registered in our name for your account.

LETTER OF INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer to Exchange (i) 339 shares of common stock, par value $0.01 per share, plus (ii) a cash payment of $180.00, plus (iii) one (1) contingent value right (the common stock plus the cash payment plus the contingent value right, the “Exchange Consideration”) for each $1,000 principal amount of our outstanding 3.00% Convertible Senior Notes Due 2024 (the “Notes”) and the Consent Solicitation to adopt the Proposed Amendments. The undersigned understands that the Exchange Consideration will be in full satisfaction of the principal amount of, and any accrued but unpaid interest through the consummation of the Exchange Offer on, the Notes so tendered and accepted.

The Company urges all holders of Notes to read the Offer to Exchange and Consent Solicitation.

This will instruct you to tender the principal amount indicated below of the Notes held by you for the account of the undersigned, and to consent to the Proposed Amendments, pursuant to the terms and conditions set forth in the Offer to Exchange and Consent Solicitation, dated April 7, 2009, and the related Letter of Transmittal and Consent.

	Principal Amount	Principal Amount to be
	Held for Account	Tendered and as to which
Type of Security	of Holder(s)	Consents are to be Given*
3.00% Convertible Senior Notes Due 2024

*
- You must consent to the Proposed Amendments. Unless otherwise indicated, the entire aggregate principal amount indicated in the box entitled “Principal Amount Held for Account of Holder(s)” will be tendered.

Date

Please Print Name(s)

Address

Signature(s)

Zip Code

Area Code and Telephone No

Tax Identification or Social Security No.

My Account Number with You

REPRESENTATION OF AFFILIATE STATUS

On the closing date of the Exchange Offer, the Company will execute a Registration Rights Agreement with holders of shares of common stock that are held by holders of Notes who tender in the Exchange Offer and who, as a result, may be deemed affiliates of the Company following consummation of the Exchange Offer. The Registration Rights Agreement will require the Company to file, upon demand from applicable Noteholders, registration statements with the SEC that will permit the resale on a continuous basis, or pursuant to a firm commitment underwritten offering, of the common stock and any other common stock owned by the Noteholder as of the date of the Registration Rights Agreement. The Company has agreed to keep the registration statement effective until (i) such shares have been disposed of pursuant to an effective Registration Statement and the Securities Act, (ii) such shares shall have been transferred pursuant to a transaction under Rule 144 or (iii) such shares shall have become eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act of 1933, as amended.

Holders who exchange Notes and are not affiliates of the Company should generally be able to freely trade such new securities in accordance with Rule 144 under the Securities Act without the need for registration under the Securities Act.

Please check one of the two boxes below. By checking the appropriate box, you hereby represent that:

☐	Following the Exchange Offer, I will be an “affiliate” of the Company (as defined in Rule 144 (a) of the Securities Act), and I wish to become party to the Registration Rights Agreement.
☐	Following the Exchange Offer, I will NOT be an “affiliate” of the Company (as defined in Rule 144 (a) of the Securities Act), and will thus not be eligible to become a party to the Registration Rights Agreement.

Please note you must check one of the two boxes above.

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